Exhibit 2.3

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "EMARKETPLACE INC.”, FILED IN THIS OFFICE ON THE TENTH DAY OF FEBRUARY, A.D. 2006, AT 3:02 O'CLOCK P.M.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
4107856 8100	AUTHENTICATION: 4857043
060610143	DATE: 06-26-06

State of Delaware
Secretary of State
Division of Corporation
Delivered 04:01 PM 02/10/2006
FILED 03:02 PM 02/10/2006
SRV 060129298 - 4107856 FILE

CERTIFICATE OF INCORPORATION
(A Stock Corporation)

FIRST:	The name of this corporation is EMarketplace Inc

SECOND:	Its registered office in the State of Delaware is to be located at 3422 Old Capitol Trail, Suite 700, county of New Castle, City of Wilmington 19808-6192, Delaware. The registered agent in charge thereof is DELAWARE BUSINESS INCORPORATORS, INC., located at same address, as above.

THIRD:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The amount of the total authorized capital stock of this Corporation is 100,000,000 shares of $0.001 par value.

FIFTH:	The name and mailing address of the incorporator is Delaware Business Incorporators, Inc., 3422 Old Capitol Trail, Suite 700, Wilmington, Delaware 19808-6192

SIXTH:	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment nor repeal of this Certificate of Incorporation shall eliminate or reduce the effect of this Article in respect of any mailer occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this date 2/10/2006.

Incorporator,
Delaware Business Incorporators, Inc.

	By:	/s/ Russell D. Murray
Russell D. Murray, Vice President

DBI:1238551